UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

June 23, 2015

Date of Report (Date of earliest event reported)

LOCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34197	33-0849123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7555 Irvine Center Drive

Irvine, California 92618

(Address of principal executive offices, zip code)

(949) 784-0800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On June 23, 2015, Local Corporation (the “Registrant” or the “Debtor”) filed a voluntary petition in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) for reorganization relief (“Reorganization”) under Chapter 11 of title 11 of the United States Code, U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”). A creditors’ committee has not yet been appointed in this case by the United States Trustee. The Debtor will continue to operate its business and manage its properties as debtor in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Cautionary Statements

The Registrant’s security holders are cautioned that trading in the Registrant’s securities during the pendency of the Reorganization will be highly speculative and will pose substantial risks. Trading prices for the Registrant’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the bankruptcy case. Accordingly, the Registrant urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation may result in holders of the Registrant’s capital stock receiving little or no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan of reorganization can be confirmed notwithstanding its rejection by the Registrant’s equity security holders and notwithstanding the fact that such equity security holders do not receive or retain any property on account of their equity interests under the plan.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 case described in Item 1.03 above resulted in the automatic and immediate acceleration of amounts owing under a number of debt instruments of the Debtor (the “Debt Documents”). The Debtor believes that any efforts to enforce payment obligations under the Debt Documents against the Debtor are stayed as a result of the filing of the Chapter 11 cases in the Bankruptcy Court. The Debt Documents and the approximate principal amount of debt currently outstanding thereunder are as follows:

1.	Approximately $2.3 million in senior secured debt owed to FastPay Partners, LLC.

2.	$4,568,056 aggregate principal amount of the Debtor’s Series A Senior Convertible Notes

3.	$4,117,000 aggregate principal amount of Debtor’s Series B Senior Convertible Notes

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 23, 2015 the Registrant held its 2015 Annual Meeting of Stockholders. The following matters were submitted to a vote of stockholders:

(1)	To elect two directors as a Class II members of the Registrant’s Board of Directors for a three-year term expiring in 2018 (Proposal 1);

(2)	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2);

(3)	To approve, in accordance with Nasdaq Marketplace Rules, the issuance of shares of our common stock underlying convertible notes and warrants previously issued by us, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of our common stock underlying such convertible notes and warrants (Proposal 3);

(4)	To approve a stockholder resolution to authorize the Board of Directors, in its sole and absolute discretion without further action of the stockholders, to amend the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to implement a reverse stock split of the Registrant’s common stock, $0.00001 par value per share (the “Common Stock”), at a ratio of 1-for-6 at any time prior to December 31, 2016 (Proposal 4);

(5)	To approve an amendment to the Registrant’s Certificate of Incorporation to increase its authorized shares of stock from 75,000,000 to 210,000,000 and the number of authorized shares of Common Stock from 65,000,000 to 200,000,000, as described in the attached proxy (Proposal 5);

(6)	To approve our named executive officer compensation as disclosed in this proxy statement (Proposal 6); and

(7)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

As of the record date of May 7, 2015, there were 24,314,051 shares of Common Stock outstanding and entitled to vote at the meeting. The holders of 13,859,886 shares of Common Stock were represented in person or by proxy at the meeting, constituting a quorum.

At the annual meeting, the directors nominated were re-elected. Proposals 2, 3 and 6 were approved. Proposal 4 and 5 were not approved. The vote with respect to the election of the directors was as follows:

Director	For	Withheld	Broker Non-Votes
Frederick Thiel	3,943,8333	339,940	9,576,113
John Rehfeld	3,838,337	445,436	9,576,113

The vote with respect to Proposal 2 was as follows:

For	Against	Abstain	Broker Non-Votes
13,431,030	56,582	372,274	0

The vote with respect to Proposal 3 was as follows:

For	Against	Abstain	Broker Non-Votes
3,645,495	489,755	148,523	9,576,113

The vote with respect to Proposal 4 was as follows:

For	Against	Abstain	Broker Non-Votes
11,495,329	2,314,327	50,230	0

The vote with respect to Proposal 5 was as follows:

For	Against	Abstain	Broker Non-Votes
10,585,276	3,266,228	8,382	0

The vote with respect to Proposal 6 was as follows:

For	Against	Abstain	Broker Non-Votes
3,580,255	656,576	46,942	9,576,113

Item 8.01	Other Events.

Filings. During the pendency of the Chapter 11 proceeding, the Registrant intends to file, as Exhibits to Current Reports on Form 8-K, copies of each of the monthly financial reports it files with the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCAL CORPORATION

Date: June 24, 2015	By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer